Exhibit 99.1

Glucotrack Reports Fourth Quarter and Full Year 2025

Financial Results and Recent Corporate Highlights

Company prepares to file Investigational Device Exemption (IDE) for Novel CBGM Technology, targeting US Clinical Trial Launch in Second Half of 2026

US Patent and Trademark Office (USPTO) issued patents for Glucotrack’s implantable continuous blood glucose monitoring (CBGM) technology, strengthening the Company’s intellectual property portfolio

Rutherford, NJ, March 30, 2026 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, today reported financial results and recent corporate highlights for the fourth quarter and full year ended December 31, 2025.

“In 2025 we made meaningful progress in advancing the development of our fully implantable continuous blood glucose monitoring technology and strengthening Glucotrack’s foundation. We strengthened our competitive position with three new patents issued by the USPTO and continued to work closely with the FDA on alignment as we progress toward securing IDE approval and initiating our U.S. clinical study program of our CBGM product,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack. “We entered 2026 with strong momentum and a reinforced balance sheet, positioning the Company to execute on important development and regulatory milestones.”

Fourth Quarter 2025 & Recent Highlights

Corporate Highlights

●	Completed $4.0 million private placement.

○	In December 2025, the Company entered into a securities purchase agreement with a single institutional investor for the sale of 1,033,591 shares of common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to 2,067,182 shares of common stock at a combined effective price of $3.87 per share and accompanying warrant, resulting in aggregate gross proceeds of approximately $4.0 million before fees and expenses.

○	The Company expects to use the net proceeds from the offering for working capital and general corporate purposes.

●	Strengthened the Company’s intellectual property portfolio for novel implantable CBGM platform. The three patents protect key technologies in Glucotrack’s CBGM system, a long-term implantable device designed for three-year sensor longevity, including proprietary sensor chemistry, intravascular lead design, and low-power electronics. Together, these innovations bridge the gap between short-lived subcutaneous sensors and larger pacemaker-class devices.

●	Appointed Usman Latif, MD, MBA, to the Company’s clinical advisory team. Dr. Latif is a prominent pain management specialist and opinion leader with deep expertise in neuromodulation and treatment of painful diabetic neuropathy (PDN). This expertise will be invaluable as the Company advances its epidural glucose monitoring applications and integrates disease and device management solutions for PDN patients.

●	The Company held its second Patient Advisory Board (PAB) meeting during which patients provided feedback on the mobile application Glucotrack is developing to accompany its CBGM technology.

Advanced Product and Clinical Development

●	The Company initiated a long-term, multicenter feasibility study in Australia to evaluate the CBGM product performance and safety. The first phase of the clinical study provided early product learnings about how the complexity of certain health conditions may impact study eligibility as well as identified certain product improvements. Consequently, the Company is expediting discussions with the U.S. Food and Drug Administration (FDA) regarding our planned U.S. clinical trial program that we expect to launch in the 2nd half of 2026, subject to FDA approval of our Investigational Device Exemption (“IDE”) submission expected to be filed in Second Quarter 2026.

●	Presented at the 2025 Diabetes Technology Meeting held on October 28th, 2025 on the importance of an integrated approach to diabetes management and highlighting how combining continuous glucose monitoring with existing implantable technologies can enable one implant to address multiple chronic conditions—redefining care for patients managing both diabetes and other chronic conditions. The presentation showcased the company’s preclinical work in epidural glucose monitoring which, when combined with spinal cord stimulation technologies, has the potential to offer integrated device and disease management for patients living with PDN.

Anticipated Milestones

●	Submitting the Company’s IDE to the FDA in Second Quarter 2026 to initiate an initial human clinical Feasibility Study of the CBGM product, subject to current agency response timelines.

●	Presenting clinical data demonstrating the safety and accuracy of the CBGM product at additional industry conferences.

●	Further expanding Advisory Boards with world-renowned experts in endocrinology and cardiology and others essential to the diabetes community.

●	Continuing to gain insight from patients living with diabetes on current management challenges and get feedback on Glucotrack’s product development and commercialization strategies through additional PAB meetings.

Financial Results for the Year Ended December 31, 2025

Research and Development Expenses: Research and development expenses were $9.8 million for the full year 2025 compared to $9.5 million for the full year 2024. The increase of $0.3 million was primarily attributable to increased activities related to product design, development and manufacturing activities and pre-clinical animal studies.

General and Administrative Expenses: General and administrative expenses were $6.3 million for the full year 2025 compared to $5.1 million for the full year 2024. The increase of $1.2 million was primarily attributable to increased professional fees, personnel costs and placement agent fees.

Net Loss: Net loss for the full year 2025 was $19.4 million compared to a net loss of $22.6 million for the full year 2024. The decrease of $3.2 million was primarily attributable to non-cash losses of $7.5 million related to the settlement of debt and the issuance of warrants containing derivative features recognized in the prior year.

Cash Position: Cash and cash equivalents as of December 31, 2025, were $7.4 million, compared with $5.6 million in cash and cash equivalents as of December 31, 2024. The net increase of $1.8 million in cash and cash equivalents compared to December 31, 2024 was attributable to the $17.0 million from financing activities offset by cash used in operating and investing activities of $15.3 million.

Based on current plans and assumptions, the Company believes that its existing cash and cash equivalents will be sufficient to fund its 2026 operating plan by the end of Spring allowing for its IDE submission and initiate U.S. human clinical trials in 2026.

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About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s Continuous Blood Glucose Monitor (CBGM) is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. The Glucotrack CBGM is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information, please visit http://www.glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 30, 2026.

Contacts:

Investor Relations:	Media:
investors@glucotrack.com	GlucotrackPR@icrinc.com

GLUCOTRACK INC.

CONSOLIDATED BALANCE SHEETS

	In thousands of US dollars (except stock data)
	December 31, 2025	December 31, 2024

Current Assets
Cash and cash equivalents	$7,383	$5,617
Other current assets	284	151
Total current assets	7,667	5,768

Operating lease right-of-use asset, net	33	59
Property and equipment, net	138	95
Restricted cash	-	10
TOTAL ASSETS	$7,838	$5,932

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$1,317	$992
Operating lease liability, current	28	26
Promissory notes	3,182	-
Convertible promissory notes	-	5
Other current liabilities	246	252
Total current liabilities	4,773	1,275

Non-Current Liabilities
Derivative financial liabilities	1	17,421
Operating lease liability, non-current	5	33
Loans from stockholders	231	203
Total liabilities	5,010	18,932

Commitments and contingent liabilities

Stockholders’ (Deficit) Equity
Common Stock of $0.001 par value (“Common Stock”):
250,000,000 shares authorized as of December 31, 2025 and 100,000,000 shares authorized as of December 31, 2024; 910,688 and 13,409 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Additional paid-in capital	151,080	119,229
Receipts on account of shares	3,544	228
Accumulated other comprehensive income	41	(8)
Accumulated deficit	(151,838)	(132,450)
Total stockholders’ (deficit) equity	2,828	(13,000)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$7,838	$5,932

GLUCOTRACK INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	In thousands of US dollars (except stock and per stock amounts)
	2025	2024
Operating expenses:
Research and development expenses	$9,813	$9,499
General and administrative expenses	6,277	5,048
Total operating expenses	16,090	14,547
Loss from operations	16,090	14,547
Other income (expense):
Other (income) expense	(26)	(14)
Change in fair value of derivative liability	3,267	798
Loss on equity issuance	-	1,925
Loss on settlement of liabilities	-	4,758
Finance expense, net	57	583
Total other income	3,298	8,050
Net loss	19,388	22,597
Other comprehensive loss:
Foreign currency translation adjustment	(49)	(24)
Comprehensive loss	$19,339	$22,573
Basic and diluted loss per share	$31.22	$4,106
Weighted average number of Common Stock outstanding used in computing basic and diluted net loss per share	621,094	5,503